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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


            Date of Report (Date of earliest event) January 15, 1999
                                                    ----------------


                           BELDEN & BLAKE CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)



            Ohio                          0-20100               34-1686642
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(State or other jurisdiction     (Commission File Number)     (IRS Employer
of incorporation)                                            Identification No.)




5200 Stoneham Road, North Canton, Ohio                         44720
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(Address of principal executive offices)                     (Zip Code)

                                 (330) 499-1660
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               Registrant's telephone number, including area code




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Item 5.  Other Events
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         By letter dated January 15, 1999, Belden & Blake Corporation (the
"Company") was notified that the several lenders under its revolving credit agreement dated June 27, 1997 had reduced the Company's borrowing base from $170 million to $126 million. The Company's outstanding borrowings exceed the redetermined borrowing base by $28 million. Under the terms of the existing credit agreement, the Company will be required to prepay 50% of such excess by April 15, 1999 and the balance by July 14, 1999, unless the lenders and the Company otherwise agree.

         The Company presently intends to make the necessary prepayments out of internally generated cash flow and selective sales of non-strategic assets. The Company originally had a 1999 drilling and capital expenditure budget of $42 million and plans to reduce it by more than $30 million to meet its liquidity and working capital requirements. The Company intends to continue to pursue acquisition opportunities as they arise, and funding for approved acquisitions would expect to be made available by the Company's principal shareholder and other sources.

         The Company expects to record a non-cash impairment charge in the fourth quarter estimated at approximately $107 million after-tax ($170 million pre-tax). A substantial majority of the impairment is associated with the write-down of the book value of the Company's oil and gas properties and associated assets. The impairment does not affect the Company's cash position and is largely the result of reduced oil and natural gas prices. Under current accounting rules, the write-down may not be reversed in future periods even if higher oil and gas prices increase estimates of future net revenues.

Signatures
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 1, 1999                    BELDEN & BLAKE CORPORATION
      ----------------                    (Registrant)


                                          By:    /s/ Ronald E. Huff
                                               ---------------------------------
                                                 Ronald E. Huff, President and
                                                 Chief Financial Officer








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